Exhibit (b)(3)

CONFIDENTIAL
FOR DISCUSSION PURPOSES ONLY

November 11, 2024

Wildcat EGH Holdco, L.P.

c/o Silver Lake Partners

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

c/o Wildcat OpCo Holdco, L.P.

c/o Silver Lake Partners

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Re:	Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of April 2, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Wildcat EGH Holdco, L.P., a Delaware limited partnership (“Holdco Parent”), Wildcat OpCo Holdco, L.P., a Delaware limited partnership (“OpCo Parent” and, together with Holdco Parent, the “Parent Entities” and each, a “Parent Entity”), Wildcat PubCo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco Parent (“Company Merger Sub”), Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Company Merger Sub (“Manager Merger Sub”), Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of OpCo Parent (“OpCo Merger Sub” and, together with Company Merger Sub and Manager Merger Sub, the “Merger Subs” and each, a “Merger Sub”), Endeavor Group Holdings, Inc., a Delaware corporation (the “Company”), Endeavor Manager, LLC, a Delaware limited liability company and subsidiary of the Company (the “Manager”), and Endeavor Operating Company, LLC, a Delaware limited liability company and subsidiary of the Manager (“OpCo” and, together with the Company and the Manager, the “Company Entities” and each, a “Company Entity”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, the Parent Entities will acquire the Company Entities by (i) causing Company Merger Sub to merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Holdco Parent, (ii) causing Manager Merger Sub to merge with and into the Manager, with the Manager surviving as an indirect subsidiary of Holdco Parent and (iii) causing OpCo Merger Sub to merge with and into OpCo, with the OpCo surviving as the surviving company owned by the OpCo Parent, the Manager and the Rollover Holders (as defined therein). Each capitalized term or other term used and not defined herein but defined in the Merger Agreement shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided. Each of Silver Lake Partners VI, L.P. (“SLP Fund VI”), Silver Lake Partners VII, L.P. (“SLP Fund VII”) and SL SPV-4, L.P. (“SLP SPV”) is referred to herein as an “Equity Investor” and collectively, the “Equity Investors”. The parties hereto agree that this letter agreement hereby amends, restates and supersedes in its entirety that certain Equity Commitment Letter, dated as of April 2, 2024, by and between the Equity Investors and the Parent Entities, as amended and restated as of September 13, 2024.

1.  Commitment. Subject to the conditions set forth herein, each Equity Investor hereby agrees to purchase immediately prior to the Closing, equity interests of Holdco Parent (or, to the extent designated by Holdco Parent prior to Closing, OpCo Parent) (collectively, the “Subject Equity Securities”) for an aggregate purchase price equal to, or otherwise make contributions to or invest funds as equity in Holdco Parent (or, to the extent designated by Holdco Parent prior to Closing, OpCo Parent) in an aggregate amount equal to, the respective proportion set forth opposite such Equity Investor’s name on Schedule A hereto (such proportion for such Equity Investor, as may be adjusted pursuant to the terms hereof, being its “Respective Proportion”) such that the aggregate purchase price for all such equity interests purchased by all such Equity Investors shall equal an aggregate purchase price of $6,551,940,000 plus the Asset Sale Commitment Amount (as defined below) (if any) (the “Equity Financing Commitment”) (the allocation of the Equity Financing Commitment between Holdco Parent and OpCo Parent to be designated in writing by the Equity Investors prior to Closing). The Equity Financing Commitment shall be used by the Parent Entities solely for the purpose of funding, along with the proceeds of the Debt Financing, the Required Amount pursuant to and in accordance with the terms and conditions of the Merger Agreement, and not for any other purpose; provided, each Equity Investor (together with its permitted assigns, as applicable) shall not under any circumstances be obligated under this letter agreement to fund an amount in excess of its Respective Proportion of the Equity Financing Commitment. The Equity Investors’ obligations to fund their Respective Proportions of the Equity Financing Commitment is several and not joint such that each Equity Investor (together with its permitted assigns, as applicable) is only obligated to funds its Respective Proportion of the Equity Financing Commitment. The obligation of each Equity Investor (together with its permitted assigns, as applicable) to fund its Respective Proportion of the Equity Financing Commitment is subject solely to:

(a) the satisfaction or waiver of the conditions precedent to the Parent Entities’ obligations to effect the Closing set forth in Sections 8.01 and 8.02 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied (or waived));

(b) the prior or substantially concurrent funding of the proceeds of the Debt Financing pursuant to the Debt Commitment Letter (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms) solely with respect to amounts required to consummate the Mergers; and

(c) the substantially concurrent consummation of the Closing on the terms and subject to the conditions of the Merger Agreement (including, if applicable, pursuant to an order requiring the Parent Entities to specifically perform their obligations to effectuate the Closing pursuant to the terms of the Merger Agreement).

The amount to be funded under this letter agreement may be reduced dollar for dollar (any such reduction to be allocated between the Equity Investors as designated in writing by the Parent Entities or otherwise on a pro rata basis between the Equity Investors) solely to the extent that the

Parent Entities and the Merger Subs do not require the full amount of the Equity Financing Commitment in connection with the payment of the Required Amount, it being understood that any such reduction pursuant to this paragraph shall only occur to the extent that, after giving effect to any such reduction, the Parent Entities would still be able to fully and timely consummate the Transactions (including, for the avoidance of doubt, payment of the Required Amount) in accordance with the terms of the Merger Agreement. The amount to be funded under this letter agreement may also be reduced dollar for dollar (and such reduction to be allocated between the Equity Investors as designated by the Parent Entities) by an amount equal to the value (based on the applicable Merger Consideration) of Shares and OpCo Membership Interests that are beneficially owned by the Equity Investors or their Affiliates and for which the Equity Investors agree irrevocably in writing that such Shares and OpCo Membership Interests shall be Rollover Shares or Rollover Units, as applicable, pursuant to the applicable Rollover Agreements, it being understood that any such reduction pursuant to this paragraph shall only occur to the extent that such Rollover Shares or Rollover Units, as applicable, are treated as Rollover Shares or Rollover Units under the Merger Agreement at the Company Merger Effective Time and OpCo Merger Effective Time, as applicable. Notwithstanding anything to the contrary set forth herein, the Asset Sale Commitment Amount shall only be effective and included in the Equity Financing Commitment upon the closing of the transactions contemplated by the agreement listed on Annex A hereto and thereafter shall be subject to the terms and conditions hereof. The “Asset Sale Commitment Amount” shall mean the lesser of (A) $40,000,000 and (B) the Company Sale Net Proceeds Deficit (if any).

2.  Termination. This letter agreement and each Equity Investor’s obligation to fund its Respective Proportion of the Equity Financing Commitment will terminate automatically and immediately upon the earliest to occur of:

(a) the valid termination of the Merger Agreement in accordance with its terms (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not, or is later determined not to have been, a valid termination shall not give rise to a termination pursuant to this Section 2(a));

(b) the filing by the Company or any of its Subsidiaries of any Action against the Equity Investors, the Parent Entities or Merger Subs or any Parent Related Party (as defined below) in respect of this letter agreement, the limited guarantee of the Equity Investors, dated as of April 2, 2024 (the “Guarantee”), or the Merger Agreement (including in respect of any oral representations made or alleged to be made in connection therewith) other than in connection with any claims or other Actions (i) for (A) equitable relief against the Parent Entities or the Merger Subs (or their respective permitted assignees and successors) pursuant to, and subject to any applicable limitations set forth in, Section 10.08 of the Merger Agreement and this letter agreement, if any, (B) payment of the Parent Termination Fee and any Additional Obligations, and/or (C) other remedies (whether for equitable relief or otherwise) available to the Company Entities against the Parent Entities or the Merger Subs (or their respective permitted assignees and successors) under the Merger Agreement, in each case in accordance with, and solely to the extent permitted under, the Merger Agreement, (ii) against the Equity Investors (or their respective permitted assignees or successors) for (X) payment of their respective obligations under the

Guarantee in accordance with, and solely to the extent permitted under, the Guarantee, (Y) specific performance of, or other equitable relief that enforces, the Equity Investors’ obligations to fund the Equity Financing Commitment in accordance with, and solely to the extent permitted under, the terms hereof and the terms of the Merger Agreement, and/or (Z) other remedies available to the Company Entities against the Equity Investors (or their respective permitted assignees and successors) under the terms of the Guarantee, in each case in accordance with, and solely to the extent permitted under, the terms thereof, (iii) against Silver Lake Technology Management, L.L.C. (or its permitted assignees or successors) under the Confidentiality Agreement in accordance with, and solely to the extent permitted under, the terms thereunder, (iv) against the Equity Investors (or their permitted assignees or successors), the Parent Entities (or their permitted assignees or successors) or the Merger Subs (or their permitted assignees or successors) under any other agreement entered into by any such Persons and the Company or its Subsidiaries after April 2, 2024, in each case, in accordance with, and solely to the extent permitted under, such agreements, and (v) to enforce the terms of the Rollover Agreements with the Management Holders and the Voting Agreement, as applicable, in accordance with, and solely to the extent permitted by, the terms of the Rollover Agreements with the Management Holders and the Voting Agreement, as applicable (the Actions contemplated by the foregoing clauses (i), (ii), (iii), (iv) and (v), the “Non-Prohibited Claims”);

(c) any final, non-appealable judgment of a court of competent jurisdiction against the Equity Investors with respect to any Non-Prohibited Claim by the Company or any of its Subsidiaries that includes an award of the Parent Termination Fee and/or the Additional Obligations; and

(d) the Closing and the payment of the Required Amount in accordance with the terms of the Merger Agreement (only after which the obligations hereunder shall be discharged).

Upon termination of this letter agreement pursuant to the terms hereof, the Equity Investors shall not have any further obligations or liabilities hereunder. Sections 2 (Termination), 4 (Assignment; Amendments and Waivers; Entire Agreement), 5 (Parties in Interest), 6 (Limited Recourse; Enforcement), 7 (Confidentiality) and 8 (Governing Law; Jurisdiction; Waiver of Jury Trial) of this letter agreement shall survive and remain in full force and effect, notwithstanding any termination of this letter agreement. For the avoidance of doubt, upon the valid termination of this letter agreement pursuant to the terms hereof, all obligations of the Equity Investors to fund the Equity Financing Commitment shall terminate and no surviving provision shall be deemed to require the Equity Investors to fund any portion of the Equity Financing Commitment.

3.  Representations and Warranties. Each Equity Investor hereby represents and warrants (and makes no other representations or warranties, express or implied) that:

(a) It is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation.

(b) The execution, delivery of and performance under this letter agreement by it is within its organizational or corporate powers and has been duly authorized by all necessary organizational or corporate (or equivalent) action.

(c) This letter agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the Parent Entities, constitutes its valid and binding agreement, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(d)  The execution and delivery of and performance under, this letter agreement by it do not and will not (i) violate its organizational documents, (ii) violate any provision of applicable Law or (iii) conflict with any Contract binding upon it, except in the case of (ii) and (iii) as would not reasonably be expected to, individually or in the aggregate, materially affect its ability to enter into this letter agreement or timely perform its obligations hereunder.

(e) All authorizations, consents, Orders, approvals, licenses, permits, expirations or terminations of waiting periods, and waivers of, and all notices, reports and other filings to, all Governmental Authorities that may be or become necessary for the due execution, delivery and performance of this letter by such Equity Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter except as would not reasonably be expected to, individually or in the aggregate, materially affect such Equity Investor’s ability to enter into this letter or timely perform its obligations hereunder.

(f) From the date hereof until the termination of this letter agreement in accordance with Section 2 hereof, such Equity Investor has, and until such time will maintain, uncalled capital commitments or unrestricted funds on hand in an amount not less than the its Respective Proportion of the Equity Financing Commitment plus the aggregate amount of all other unfunded contractually binding commitments of such Equity Investor then outstanding.

(g) Such Equity Investor’s Respective Proportion of the Equity Financing Commitment is less than the maximum amount that such Equity Investor is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents.

4.  Assignment; Amendments and Waivers; Entire Agreement.

(a) The rights and obligations under this letter agreement may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any party hereto without the prior written consent of the other parties and the Company (acting with the prior approval of the Special Committee) (and the Company shall be an express and intended third-party beneficiary of this Section 4(a) and shall be entitled to grant such consent in its sole discretion), and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, (i) the Parent Entities may assign, delegate or otherwise transfer all or a portion of their rights or obligations under this letter agreement to any assignee of the Parent Entities’ obligations under the Merger Agreement pursuant to an assignment in accordance with Section 10.06 of the Merger Agreement, (ii) each Equity Investor may assign, delegate or otherwise transfer all or a portion of its obligation to fund the Equity Financing Commitment to one or more of its Affiliated investment vehicles or any Person that is, directly or indirectly, wholly owned or otherwise controlled by or Affiliated with such Equity Investor or such Affiliated investment vehicles and (iii) each of SLP Fund VI, SLP Fund VII and SLP SPV shall be entitled, in its sole discretion, to assign, delegate or otherwise transfer all or a portion of its obligation to fund its Respective Proportion of the Equity Financing Commitment to either or both of the other Equity Investors and, upon any such assignment, delegation or transfer pursuant to this clause (iii), SLP Fund VI, SLP Fund VII or SLP SPV, as applicable, shall be irrevocably relieved of all such assigned, delegated or transferred obligations to fund its Respective Proportion of the Equity Financing Commitment hereunder; provided that, (a) in each case of the foregoing clauses (i) and (ii), no such assignment, delegation or transfer shall relieve such Equity Investor of its obligations hereunder, and (b) in each case of the foregoing clauses (i), (ii) and (iii), such assignment, delegation and/or transfer does not have the effect of preventing, impairing or delaying the Transactions or the funding of the Equity Financing Commitment at the time set forth in Section 1. Following any valid assignment, delegation or transfer by an Equity Investor of its obligations hereunder pursuant to the second sentence of this Section 4(a), such Equity Investor will provide the Parent Entities and the Company Entities written notice of such assignment, delegation or transfer. Upon any such assignment, delegation or transfer by an Equity Investor of its obligations hereunder pursuant to the second sentence of this Section 4(a), such assignee, delegate or transferee shall be deemed to have given the representations and warranties set forth in Section 3 of this letter agreement as of the time of such assignment, delegation or transfer. Any assignment, delegation or transfer in breach of Section 3 (in respect of the representations and warranties deemed to be made as of the time of such assignment, delegation or transfer) or in violation of this Section 4(a) shall be null and void and of no force and effect. As used herein, the term “Affiliated” shall have the correlative meaning of “Affiliate” as defined in the Merger Agreement.

(b) This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument duly executed by each of the parties hereto and the Company (acting with the prior approval of the Special Committee) (and the Company shall be an express and intended third-party beneficiary of this Section 4(b) and shall be entitled to grant such consent in its sole discretion). The failure of any party or third-party beneficiary to assert any of its rights under this letter agreement or otherwise shall not constitute a waiver of those rights.

(c) This letter agreement, including Schedule A attached hereto, the Guarantee and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the Equity Investors or any of their Affiliates, on the one hand, and the Parent Entities or any of their Affiliates, on the other hand, with respect to the subject matter hereof and thereof.

5.  Parties in Interest. Except to the extent set forth in Section 4(a), Section 4(b) and Section 6(b), this letter agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement, or any rights to enforce or cause the Parent Entities to enforce, the Equity Financing Commitment or any provisions of this letter agreement; provided, however that the Parent Related Parties are express, intended third party beneficiaries of Section 6(a) hereto.

6.  Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this letter agreement, the Guarantee, the Merger Agreement or any document or instrument delivered in connection herewith or therewith, the Parent Entities, by their acceptance of the benefits of the Equity Financing Commitment provided herein, covenant, agree and acknowledge that no Person other than the Equity Investors (and their successors and permitted assigns) shall have any obligations hereunder and that, notwithstanding that each Equity Investor or any of its permitted assigns may be a partnership or limited liability company, no Person has any rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be had against, any of the Parent Entities’, the Merger Subs’, the Equity Investors’ or any of their or their respective Affiliates’ respective former, current or future directors, officers, employees, direct or indirect holders of any equity, stockholders, controlling persons, attorneys, members, managers, general or limited partners, assignees (other than a permitted assignee hereunder), agents, representatives or representatives of any of the foregoing (other than, in each applicable case, the Parent Entities, the Merger Subs and the Equity Investors and their respective successors and permitted assigns, a “Parent Related Party” and together, the “Parent Related Parties”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of the Equity Investor against any Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligations of any Equity Investor or any of its successors or permitted assigns under this letter agreement, the Merger Agreement or under any documents or instruments delivered in connection herewith or therewith in respect of any transaction contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation; provided, however, that notwithstanding anything to the contrary provided herein or any document or instrument delivered in connection herewith, nothing herein (including this Section 6) shall limit the Non-Prohibited Claims or the third-party beneficiary rights made expressly available to the Company hereunder.

(b) Subject to the proviso in Section 5, this letter agreement may only be enforced by the Parent Entities, and none of the Parent Entities’ creditors nor any other Person that is not a party to this letter agreement shall have any right to enforce this letter agreement or to cause the Parent Entities to enforce this letter agreement; provided, however, that the Company is hereby made an express and intended third party beneficiary of the rights granted to the Parent Entities under this letter agreement (which third party beneficiary rights the Special Committee shall be entitled to enforce) only for the purpose of seeking (and, if applicable, obtaining) specific performance or injunction(s) (A) to cause the Equity Investors (or their respective successors or permitted assigns), or to cause the Parent Entities to cause the Equity Investors (or their respective successors or permitted assigns), to comply with the terms of this letter agreement, including to satisfy the Equity Investors’ obligation to fund the Equity Financing Commitment hereunder (subject to the limitations set forth in this letter agreement, including Section 1 of this letter agreement), in each case subject to the conditions of the Merger Agreement, including the conditions set forth in Section 10.08(a) of the Merger Agreement (solely to the extent that the Parent Entities can enforce the Equity Financing Commitment pursuant to the terms hereof), and for no other purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement) and (B) with respect to its express rights to notice of or consent pursuant to Sections 4(a) and 4(b). The Equity Investor acknowledges and agrees that (I) the Parent Entities are delivering a copy of this letter agreement to the Company and that the Company is relying on the third-party beneficiary rights, representations, warranties, obligations and commitments of the Equity Investor hereunder in connection with the Company’s decision to enter into the Merger Agreement and consummate the Transactions, and (II) the enforcement rights under this Section 6(b) (subject to the requirements and limitations herein and in the Merger Agreement) are an integral part of the Transactions and without those rights, the Company would not have entered into the Merger Agreement.

(c) Except as expressly set forth in Section 4(a), Section 4(b) and Section 6(b) hereof or in the Confidentiality Agreement, the Company’s remedies against the Equity Investors under this letter agreement and under the Guarantee are intended to be the sole and exclusive direct or indirect remedies available to the Company Related Parties against the Equity Investors or any Parent Related Party for any liability, loss, damage or recovery of any kind in connection with, relating to, arising out of or resulting from any breach of the Merger Agreement, the failure of the Transactions to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith, whether in equity or at law, in contract, in tort or otherwise (whether or not a Parent Entity’s or a Merger Sub’s breach is caused by the breach by the Equity Investor of its obligations under this letter agreement) and neither the Equity Investors nor any Parent Related Party shall have any further liability or obligation relating to or arising out of such matters; provided, however, that nothing herein (including this Section 6) shall limit the Non-Prohibited Claims, the third-party beneficiary rights made expressly available to the Company hereunder or the remedies available to the Company Entities under the Rollover Agreement or the Voting Agreement.

7.  Confidentiality. This letter agreement shall be treated as confidential and is being provided to the Parent Entities solely in connection with the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Equity Investor; provided that no such written consent shall be required for disclosures by the Parent Entities to the Company Entities (or their respective Representatives) so long as the Company Entities agree to (and to cause their respective Representatives to) keep such information confidential on terms substantially identical to the terms contained in this Section 7; provided, further, that any party hereto may disclose the existence of this letter agreement to the extent required by any applicable Law, the applicable rules of any national securities exchange, in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement, or in connection with the enforcement of any such party’s rights hereunder or under the Guarantee or the Merger Agreement.

8.  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this letter agreement brought by either party hereto, (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02 of the Merger Agreement and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by any of the above named courts.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(c).

9.  Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated.

10.  Counterparts. This letter agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same letter agreement.

[Remainder of this page intentionally left blank.]

Very truly yours,

EQUITY INVESTORS:

SILVER LAKE PARTNERS VI, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES VI, L.P., its general partner

By:	SLTA VI (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Andrew J. Schader
Name:	Andrew J. Schader
Title:	Managing Director and General Counsel

SILVER LAKE PARTNERS VII, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES L.P., its general partner

By:	SLTA VII (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Andrew J. Schader
Name:	Andrew J. Schader
Title:	Managing Director and General Counsel

SL SPV-4, L.P.

By:	SLTA SPV-4, L.P., its general partner

By:	SLTA SPV-4 (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Andrew J. Schader
Name:	Andrew J. Schader
Title:	Managing Director and General Counsel

[Second Amended and Restated Equity Commitment Letter]

Accepted and acknowledged:

WILDCAT EGH HOLDCO, L.P.

By:	SLP WILDCAT AGGREGATOR GP, L.L.C., its general partner

By:	SILVER LAKE TECHNOLOGY ASSOCIATES VII, L.P., its managing member

By:	SLTA VII (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Andrew J. Schader
Name:	Andrew J. Schader
Title:	Managing Director and General Counsel

WILDCAT OPCO HOLDCO, L.P.

By:	SLP WILDCAT AGGREGATOR GP, L.L.C., its general partner

By:	SILVER LAKE TECHNOLOGY ASSOCIATES VII, L.P., its managing member

By:	SLTA VII (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Andrew J. Schader
Name:	Andrew J. Schader
Title:	Managing Director and General Counsel

[Second Amended and Restated Equity Commitment Letter]

Solely for purposes of Section 4(b),

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Offier

[Second Amended and Restated Equity Commitment Letter]

Schedule A

Proportions

Equity Investor	Respective Proportion
Silver Lake Partners VI, L.P.	12.29178%
Silver Lake Partners VII, L.P.	68.24834%
SL SPV-4, L.P.	19.45988%
Aggregate Proportion	100.00%

Annex A

1.

The Transaction Agreement, dated as of November 11, 2024 (as amended, restated, supplemented, replaced or otherwise modified from time to time), by and among OB Global Holdings LLC, a Delaware limited liability company, WME IMG, LLC, Delaware limited liability company, OB US Parent, LLC, a Delaware limited liability company and IMG Arena US Parent, LLC, a Delaware limited liability company.